AXM PHARMA EXPECTS RECORD SECOND QUARTER RESULTS AND PROFITABILITY AND ANNOUNCES CHANGES IN  ITS MANAGEMENT TEAM

LAS VEGAS, NV—July 18, 2005 -- AXM Pharma, Inc. (AMEX:AXJ) announced today that it has shipped and booked sales in excess of $3.1 million in the second quarter and expects to post a quarterly profit. Through the Company’s newly formed Asia-Pacific subsidiaries, sales of approximately US$2.8 million of Sunkist products were achieved in the Hong Kong, Shanghai and Taiwan markets during June 2005.  AXM also successfully implemented its Sunkist product launch in these three key markets in Asia-Pacific. The Company’s regional distribution relationship with Zuellig Pharma has been fully established and 9 various Sunkist products have been rolled-out to key retailers in Asia-Pacific.  Such retailers include high consumer traffic outlets such as Mannings, Watsons, 7-11, and leading pharmacies, comprising a total of approximately 10,000 outlets in the initial phase of distribution coverage.

The net income figure will include costs and one-time charges relative to labeling, packaging and distribution setup charges. Excluding these one-time charges, the core profitability of the company would be even higher.  The net income is two quarters ahead of management’s most recent estimates.  The Company expects to release detailed second quarter results before August 15th, 2005.

As of June 30th, 2005 AXM has executed a total of 10 distribution agreements totaling more than $20 million in potential sales.  The Company has grown to over 150 employees operating a 120,000 square foot pharmaceutical manufacturing facility with a $200 million per year revenue capacity.  With 42 drug licenses, 14 pharmaceutical products and agreements to sell in a large number of Asian countries, AXM has built the base for exponential profitable growth in the coming years.

AXM is pleased to further announce that AXM Pharma (Shenyang) Inc. was awarded a Certificate of Honor (No. 2005-0618-2) and of Merit for “The Best Honesty Enterprise in Liaoning” by the Economy Survey Department of the Liaoning Society for Sustainable Development Credit Appraisal Committee for Liaoning Enterprises in Chinese Market The award was received after an evaluation and appraisal for credit enterprises in Liaoning Province social and economic survey conducted by the committee.

The Company also announced today that effective July 20, 2005, Peter Cunningham, President of International Sales, has been terminated for cause. The Company’s senior management and the Asia-Pacific marketing team, (including the expansion of the marketing team through the recent hiring of Ms. Celine Chang and Ms. Jennifer Leung in Taiwan and Hong Kong), has assumed Mr. Cunningham’s executive duties.

“Both Ms. Chang and Ms. Leung have been instrumental in expanding our sales efforts in the region and have established key marketing alliances and programs” stated Mr. Chet Howard, CEO of AXM Pharma, Inc.

With the addition of Ms. Chang and Ms. Leung, the Company’s in-house Sunkist product marketing team is fully operational in the Hong Kong, Shanghai and Taiwan markets.  The Company has also named Mr. Chris Gee, the Company’s CTO, as Vice President of International Marketing in order to strengthen the existing Asia-Pacific marketing team. In addition, the Company plans to hire additional Asia-Pacific-based marketing and sales executives during the second half of 2005 as sales increase.

“With the majority of sales originating in the last month of the quarter, we are quite excited with our results and look for continued increases in sales quarter by quarter,” stated Mr. Chet Howard, CEO of AXM Pharma, Inc.

AXM’s full product line includes Elegance, LiveComf, Bodyward, Reheal and LifeGate, Sunkist dissolve-in-the-mouth films and Chew Chew Gummy vitamin products including Vitamin C, zinc lozenge, Echinacea, and other nutraceutical products. AXM licenses include, but are not limited to: Asarone (manufactured in tablet form) which is indicated for bronchial infection and bronchial constriction (symptoms of upper respiratory infection); Weifukang, an antiseptic cream for cleansing acne and relieving the symptoms of eczema, psoriasis and other skin irritations, such as contact dermatitis; and Qiyao, an adjunctive therapy for Type II diabetes.

AXM Pharma Inc., http://www.axmpharma.com, through its wholly owned subsidiary, Werke Pharmaceuticals, Inc., is the 100% owner of AXM Pharma Shenyang, Inc. ("AXM Shenyang"), a Wholly Foreign Owned Enterprise ("WFOE") under the laws of the People's Republic of China. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang and its predecessor company Shenyang Tianwei Pharmaceutical Factory, Ltd. ("STPF"), has an operating history of approximately 10 years. AXM Shenyang historically has been a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. For additional information on AXM Pharma Inc, please visit http://www.iccinfo.com or call Investor Communications Company, LLC at 866 562 0134.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

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     Tom Bostic

     Investor Communications Company, LLC

     (866) 562-0134